Exhibit (h)(iv)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and Bluestone Community Development Fund (f/k/a The Pennant 504 Fund) (the “Fund”).

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of May 15, 2014, as amended on May 19, 2015 and May 1, 2019 (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Trustees (the “Board”) or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”), and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom). This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Board, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC		BLUESTONE COMMUNITY DEVELOPMENT FUND (f/k/a The Pennant 504 Fund)

By:	/s/ Mark Fairbanks	By:	/s/ Joseph Gladue
Name:	Mark Fairbanks	Name:	Joseph Gladue
Title:	Vice President	Title:	Treasurer